EXHIBIT 10.30A

KEY EMPLOYEE SALARY CONTINUATION AGREEMENT

AGREEMENT, dated as of the      day of April      between KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation (the “Company”), and                      (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders that its management be encouraged to remain with the Company and to continue to devote full attention to the Company’s business in the event an effort is made to obtain control of the Company through a tender offer or otherwise;

WHEREAS, in this connection, the Company recognized that the possibility for a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

WHEREAS, the Executive is a key employee of the Company;

WHEREAS, the Company believes the Executive has made valuable contributions to the productivity and profitability of the Company;

WHEREAS, should the Company receive any proposals from a third person concerning a possible business combination with, or acquisition of equity securities of, the Company, the Company believes it imperative that the Company and the Board of Directors (the “Board”) be able to rely upon the Executive to continue in his position, and that the Company be able to receive and rely upon his advice, if so requested, as to the best interests of the Company and its stockholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal; and

WHEREAS, should the Company receive any such proposals, in addition to the Executive’s regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate;

NOW, THEREFORE, to assure the Company that it will have the continued undivided attention and services of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

1.    SERVICES DURING CERTAIN EVENTS.

In the event a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps seeking to effect a Change in Control (as hereafter defined), the Executive agrees that he will not voluntarily leave the employ of the Company, and will render the services contemplated in the recitals to this Agreement, until the third person has abandoned or terminated his or its efforts to effect a Change in Control or until after such a Change in Control has been effected. In the event that the Executive breaks his obligations under this paragraph, he shall forfeit his rights to the benefits conferred hereby (which forfeiture shall constitute the sole remedy of the Company for such breach). The Company shall promptly notify the Executive if and when it receives knowledge that steps are being taken to effect a Change in Control.

2.    CHANGE IN CONTROL.

For the purposes of this Agreement, “Change in Control” shall have the following meaning: (i) a merger of equivalent combination involving the Company after which forty-nine percent (49%) or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Company; (ii) the acquisition of thirty percent (30%) or more of the outstanding shares of Common Stock by any person (as defined by Section 3(a)(9) of the 1934 Act) other than directly from the Company; or (iii) the occurrence of circumstance having the effect that thirty percent (30%) or more of the directors elected by shareholders to the Board are persons who were not nominated by management in the then most recent proxy statement of the Company.

3.    CIRCUMSTANCES TRIGGERING RECEIPT OF BENEFITS.

The Company shall provide the Executive with the benefits set forth in Section 5 immediately upon any “Involuntary Termination” of the Executive’s employment by the Company within one year following a Change in Control. “Involuntary Termination” shall mean the termination of the Executive’s employment with the Company during such period (a) by the Company unless the termination is: (i) by reason of the Executive’s death or (ii) by reason of the Executive’s inability by reason of illness or other physical and mental disability to perform his duties for any consecutive 180 day period; (b) by such Executive after any reduction in his base salary, any material reduction in his fringe benefits, his relocation to a location outside a 60 mile radius of his current residence without his consent, or a material decrease in his responsibilities or authority or any other material adverse change in the condition of his employment.

4.    NOTICE OF TERMINATION.

Any termination of the Executive’s employment with the Company by the Company or by the Executive, in each case as contemplated by Section 3, shall be communicated by written “Notice of Termination” to the other party hereto.

5.    BENEFITS.

Subject to the conditions set forth in Section 3, the following benefits (subject to any applicable payroll or other taxes required to be withheld) shall be paid to the Executive: (a) the Company shall continue paying such Executive’s then current annual base salary for a period of two years following such termination, such amount to be in addition to any other coverage, fringe benefits, payments and distributions to which such Executive is entitled; and (b) all Stock Options granted to such Executive, which the Executive shall not then have been entitled to exercise shall be accelerated immediately prior to or concurrently with the occurrence of the Change in Control and the Executive shall have the right to exercise all options.

6.    CONTINUING OBLIGATIONS.

In order to induce the Company to enter into this Agreement, the Executive hereby agrees:

(a)  At all times from and after the date hereof and ending three (3) years after Executive is no longer employed by the Company, Executive agrees that Executive (i) shall make no use of the Trade Secrets, or any other part thereof and (ii) shall not disclose the Trade Secrets, or any part thereof, to any other person or entity. This Section shall survive the termination of this Agreement. The Executive agrees not to disclose or reveal any information, whether including in whole or in part any Trade Secrets, except: (i) in response to an order or subpoena issued by a court or government agency; or (ii) to Executive’s attorneys, accountants or any governmental taxing authority.

“Trade Secrets” shall mean:

(i)  All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the Company or an affiliated entity of which Executive has acquired knowledge and possession as an officer or employee of the Company.

(ii)  “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

(b)  At all times from and after the date hereof and ending three (3) years after Executive is no longer employed by the Company, Executive agrees not to, either directly or through others, or in the service of or on behalf of others, entice, solicit, recruit or attempt to persuade any person to sever such person’s employment with the Company or an affiliated entity, or to devote less than all of such employee’s efforts to the Company or an affiliated entity, or to perform services for any individual or entity other than the Company or an affiliated entity, or to obtain any Trade Secrets from such employee, whether or not such person is a full-time employee of the Company or an affiliated entity and whether or not such employment with the Company or an affiliated entity is pursuant to a written agreement or is at-will.

7.    SUCCESSORS.

(a)  The Company will require any successor controlled by the Company’s Board of Directors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the benefits provided by Section 5 from the Company in the same amount and on the same terms as the Executive would be entitled hereunder upon Involuntary Termination within one year following a Change in Control as provided in Section 3, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of the Involuntary Termination. As used in the Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

8.    NOTICES.

For purposes of this Agreement, notices and all other communications provided herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

Keystone Automotive Industries, Inc.
700 E. Bonita Avenue
Pomona, CA 91767
Attention:    Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.    GOVERNING LAW.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

10.    MISCELLANEOUS.

Except as provided in Section 13, no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior subsequent time. This agreement supersedes all prior agreements with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

11.    SEPARABILITY.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.    NON-ASSIGNABILITY.

This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder, except as provided in Section 7. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

13.    TERMINATION; MODIFICATION.

The Company may terminate or modify this agreement at any time by three (3) months written notice of such termination or modification given to the Executive; except that no such termination or modification shall be made, and if made shall have no effect, (a) within one year after the Change in Control in question, (b) following a termination of employment as contemplated by Section 3, or (c) during any period of time when the Company has knowledge that any third person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, the third person has abandoned or terminated his efforts to effect a Change in Control. Any decision by the Board made in good faith as to the nature of any steps taken by such third person or as to whether the third person has abandoned or terminated his efforts to effect a Change in Control shall be conclusive and binding on the Executive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:
President

EXECUTIVE

By: